Filed Pursuant to Rule 424(b)(3) and 424(c)
Registration Statement No. 333-108722
PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus dated September 24, 2003)

$115,000,000

Western Wireless Corporation

4.625% Convertible Subordinated Notes due 2023

and Class A Common Stock Issuable Upon Conversion of the Notes

          This prospectus supplement No. 6 supplements our prospectus, dated September 24, 2003, as supplemented by prospectus supplement No. 1, dated October 15, 2003, prospectus supplement No. 2, dated October 30, 2003, prospectus supplement No. 3, dated December 3, 2003, prospectus supplement No. 4, dated December 19, 2003, and prospectus supplement No. 5, dated March 3, 2004, relating to the resale by certain selling security holders of their 4.625% Convertible Subordinated Notes due 2023 and the shares of Class A common stock issuable upon the conversion of the notes.

      This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto. The terms of the notes and the Class A common stock are set forth in the prospectus.

      The information in the table appearing under the heading “Selling Security Holders” beginning on page 18 of the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

			Number of
			Shares of
			Class A	Percentage
	Principal Amount	Percentage	Common Stock	of Common
	of Notes	of Notes	That May	Stock
	Beneficially Owned	Outstanding	be Sold	Outstanding
Name	and Offered	(1)	(2)	(3)(4)

CNH CA Master Account, L.P.(5)	$1,000,000	*	64,699	*

*	Less than 1%.

(1)	The percentage of notes outstanding beneficially owned by each security holder is based on $115,000,000 aggregate principal amount of notes outstanding.

(2)	Assumes conversion of all of the holder’s notes at a conversion rate of 64.6998 shares of Class A common stock per $1,000 principal amount of the notes and a cash payment in lieu of any fractional share interest. However, this conversion rate will be subject to adjustment as described in the prospectus under the heading “Description of Notes — Conversion Rights.” As a result, the amount of Class A common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on 91,813,073 shares of common stock (including 85,020,352 shares of Class A common stock and 6,792,721 shares of Class B common stock, which are convertible into shares of Class A common stock on a share-for-share basis) outstanding as of March 5, 2004. In calculating this amount for a particular holder, we treated as outstanding that number of shares of Class A common stock issuable upon conversion of that particular holder’s note(s), but we did not assume the conversion of any other holder’s note(s).

(4)	Assumes that all holders of the notes, or any future transferees, pledges, donees or successors of or from such holders of the notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the notes at the initial conversion rate.

(5)	CNH Partners, LLC is the investment advisor for CNH CA Master Account, L.P. and has sole voting and dispositive power over the securities that this selling security holder beneficially owns. Robert Krail, Mark Mitchell and Todd Pulvino are the investment principals for CNH Partners, LLC.

      We prepared this table based on the information supplied to us on or before March 15, 2004 by the selling security holders named in the table.

       As a prospective purchaser of these securities, you should carefully consider the discussion of “Risk Factors” that begins on page S-1 of the accompanying prospectus supplement No. 2 and on page 6 of the accompanying prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

      The date of this Prospectus Supplement No. 6 is March 16, 2004.

S-i